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                                                                    EXHIBIT 10.4


                          GOLDEN HARBOR OF TEXAS, INC.
                           NETWORK SERVICES AGREEMENT

     This Network Services Agreement (this "Agreement") is made as of August 25, 1997 by and between Golden Harbor of Texas, Inc., a Texas corporation with principal offices at 401 Carlson Circle, San Marcos, Texas 78666 ("Golden Harbor"), and Internet America, Inc., a Texas corporation with principal offices at One Dallas Centre, 350 N. St. Paul, Suite 200, Dallas, Texas 75201 ("Customer").

     Golden Harbor offers local telephone and Internet access network services (collectively, the "Available Services") to its customers. The Available Services are described more particularly in the Service Description which is attached hereto and incorporated herein by reference as Schedule 1. Golden Harbor agrees to provide and Customer agrees to purchase one or more of the Available Services (the "Services") as set forth on the attached service orders from the originating areas identified on the attached service orders. During the term of this Agreement, Customer and Golden Harbor may agree to the purchase and provision of additional Available Services by attaching to this Agreement additional service orders specifying such services and executed by both parties.

     As part of a promotional offer of a new service offering, Golden Harbor and Customer have agreed that because Customer may experience some inconveniences due to Golden Harbor's initial facility limitations from the local exchange companies and because Customer will be assisting in testing Golden Harbor's network, the charges for services used by Customer will accrue but not be due and payable until after a certain transition period.

1.   TERM OF SERVICES.

     (A) Term. This Agreement shall be effective as of the date first above written and shall continue through December 31, 1998 (the "initial term"). Upon the expiration of the initial term, this Agreement shall automatically renew for successive one year terms under the same terms and conditions except that there shall be no "Transition Period" as described in Subsection 1(D) and no provisions for delayed billing with respect thereto for any subsequent renewal term, subject to termination by either party upon written notice to the other party at least 60 days prior to the expiration of the initial term or applicable subsequent renewal term (such initial term and any subsequent renewal term shall be the "Term"). Customer shall be liable for all charges associated with the usage of the Services during the Term.

     (B) Service Order. The Service Orders executed by both parties and attached as Exhibits hereto are incorporated herein by reference (the "Service Orders"). The Service Orders set forth the charges for the Services due under this Agreement, the originating areas from which the Services are available, and other pertinent information.



EXECUTION COPY



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     (C) Start of Service. Golden Harbor's obligation to provide and Customer's obligation to accept and pay for non-usage sensitive charges for Services shall be binding to the extent provided for in this Agreement or the fully executed Service Orders. Customer's obligation to pay for usage sensitive, user sensitive or other variable recurring charges for a Service and the billing for such charges shall commence, after such Service is made available to Customer, on the date ("Start of Service") that is the earlier of (i) the "Requested Service Date" set forth in the applicable Service Order, or (ii) the date such Service is accepted by Customer.

     (D) Transition Period. Commencing on September 1, 1997 (the "Commencement Date"), Golden Harbor and Customer shall begin transferring Customer's customers to Golden Harbor's network. The transfer of Customer's customers will be phased in as Golden Harbor is able to obtain the necessary facilities from the appropriate local exchange company. For purposes of this Agreement, the "Transition Period" shall mean the period from and including the Commencement Date through the Cutover Date (as defined in Subsection 3(E)).

     (E) Service Area. As Golden Harbor obtains the necessary network facilities, the Services shall be provided to Customer in the Originating Areas identified on the Service Orders.

2.   CANCELLATION.

     (A) Cancellation Charge. After a Service Order is accepted by Golden Harbor, Customer may cancel all or a portion of the Services described therein during the initial term if Customer provides written notification thereof to Golden Harbor at least 30 days prior to the effective date of cancellation. In the event that such cancellation occurs during the initial term but after the Transition Period, Customer shall pay to Golden Harbor all charges for Services provided through the effective date of such cancellation plus a cancellation charge equal to the number of months remaining in the initial term after the effective date of such cancellation, multiplied by either (i) $30,000, if, after such cancellation is effective, Customer does not maintain the "Minimum Requirement" (as defined in Subsection 3(E) hereof), dedicated for Customer dial-up access Internet products; or (ii) 50% of the average charges for the canceled Services, if, after such cancellation is effective, Customer continues to maintain the Minimum Requirement. In the event that such cancellation occurs during the Transition Period, Customer shall pay to Golden Harbor all charges for Services provided through the effective date of such cancellation plus a cancellation charge equal to: (i) the number of months remaining in the initial term after the effective date of such cancellation, multiplied by (ii) the amount equal to the accrued charges for Services for the month in the Transition Period that had the highest usage of Services. In the event that such cancellation occurs during a renewal term, Customer must provide at least 90 days prior written notice of cancellation, and Customer and Golden Harbor shall mutually agree as to the cancellation charges that will apply.

     (B) Liquidated Damages. It is agreed that Golden Harbor's damages in the event Customer cancels any Service shall be difficult or impossible to ascertain. The provision for a cancellation charge in Subsection 2(A) and for additional charges in Subsection 2(C) is intended,




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therefore, to establish liquidated damages in the event of a cancellation and is not intended as a penalty.

     (C) Additional Charges. In the event of any cancellation described in Subsection 2(A), Customer shall also pay Golden Harbor an amount equal to any termination charges, expenses, fees or penalties incurred by Golden Harbor from any third party for reducing the number or size of network facilities that connect the premises of Golden Harbor and Customer as a result of such cancellation:

3.   CUSTOMER'S RESPONSIBILITIES

     (A) Expedite Charges. In the event Customer requests expeditious Service and/or changes to Service Orders and Golden Harbor agrees to such request, Golden Harbor will pass through the charges assessed by any suppliers or providers involved at the same rate to Customer. Golden Harbor may further condition its performance of such request upon Customer's payment of additional charges to Golden Harbor.

     (B) Preparation; Customer Facilities.

         (1) In conformity with each Service Order, Customer shall, at its own expense: (i) provide all necessary preparations required to comply with Golden Harbor's installation and maintenance specifications; (ii) be responsible for the costs of relocation of Service once installed by Golden Harbor, and (iii) provide to Golden Harbor and its contractors, agents and their respective employees and the suppliers of communications lines reasonable access to Customer's premises to perform any acts required by this Agreement. Customer has the sole responsibility for installation, testing and operation of facilities, services, hardware, equipment and software other than that specifically provided by Golden Harbor as part of the Services described in a Service Order (such facilities, services, hardware, equipment and software are "Customer Facilities"). In no event will the untimely installation or non-operation of Customer Facilities (including local access when Customer is responsible therefor and Customer premises equipment) relieve Customer of its obligation to pay charges for the Services as of Start of Service.

          (2) Golden Harbor shall not be responsible for the installation, operation, maintenance or repair of Customer Facilities; nor shall Golden Harbor be responsible for the transmission or reception of information by the Customer Facilities.

          (3) Customer shall be responsible for the use and compatibility of all Customer Facilities. In the event that Customer uses Customer Facilities that impair Customer's use of the Services, Customer shall nonetheless be liable for payment for the Services. Upon notice from Golden Harbor that Customer Facilities are causing or are likely to cause hazard, interference or service obstruction, Customer shall eliminate the likelihood of hazard, interference or service obstruction. Customer shall, if necessary and if Golden Harbor agrees to perform such troubleshooting, pay Golden Harbor to troubleshoot difficulties caused by Customer Facilities at




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a rate of: $75.00 per hour with a one hour minimum between 8:00 a.m. and 5:00
p.m. on weekdays that are not holidays observed by national banking associations in San Marcos, Texas; and $90.00 per hour with a two hour minimum between 5:01 p.m. and 7:59 a.m. on weekdays and at any time on weekends and holidays.

          (4) Golden Harbor shall not be responsible if any changes in the Services cause Customer Facilities to become obsolete, require modification or alteration, or otherwise affect performance of equipment or hardware not provided by Golden Harbor.

     (C) Use of Services. If any "Service Abuse" (as defined below) occurs, Golden Harbor may send Customer a written notice of Service Abuse (an "Abuse Notice"). From the date of the Abuse Notice, Customer shall have a cure period of six business days within which to terminate the Service Abuse. If Customer fails to terminate such Service Abuse within the cure period or fails to take appropriate action to prevent any similar Service Abuse from occurring from the same source within the cure period, then Golden Harbor may, at its option and in addition to all other rights or remedies that Golden Harbor may have under this Agreement at law, or in equity (i) terminate this Agreement or (ii) suspend all or any portion of the Services until such time as the Service Abuse is terminated and Customer has taken appropriate action to prevent any similar Service Abuse from occurring from the same source, provided that Golden Harbor shall not be precluded from terminating this Agreement at any time after suspending service if the appropriate cure and assurance is not made by the date of termination. If Golden Harbor elects to terminate this Agreement under this Section, such termination shall be effective on the date the cure period expires. In the event of such termination, Customer shall not be relieved of its obligations to pay Golden Harbor the applicable cancellation and other charges described in Section 2. Notwithstanding the foregoing, upon Customer's receipt of any oral or written notice of a Service Abuse, Customer shall immediately take all diligent actions to terminate the Service Abuse and, if possible, in a shorter time period than six business days. If Customer provides Golden Harbor with sufficient evidence of a valid and effective order from a court with proper jurisdiction that requires Customer, for purposes of a pending law enforcement investigation, to continue providing service that may constitute a Service Abuse or Material Service Abuse, Golden Harbor shall not suspend Service or terminate this Agreement under this Section solely due to such Service Abuse or Material Service Abuse (if Golden Harbor's Service is a necessary component for Customer to be able to comply with such order) until such order or investigation terminates or is no longer in effect.

     Notwithstanding anything in this Agreement to the contrary, if Golden Harbor has a reasonable basis for believing that a "Material Service Abuse" (as defined below) has occurred and is continuing or there is a reasonable likelihood that a similar Material Service Abuse will occur, then, without notice or an opportunity to cure, Golden Harbor may terminate this Agreement and/or deny Customer access to all or part of the Services. In the event of such termination of this Agreement, Customer shall not be relieved of its obligations to pay Golden Harbor the applicable cancellation and other charges described in
Section 2. If Golden Harbor denies Customer access to the Services because of such a Material Service Abuse, neither Customer nor




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Customer's customers or authorized users shall have any right (i) to access the
Services, (ii) to access through Golden Harbor any materials stored on the Internet, (iii) to obtain any credit(s) otherwise due to Customer, or (iv) to access third party services, merchandise or information on the Internet through Golden Harbor or the Services, and Golden Harbor shall have no responsibility to notify any third-party providers of services, merchandise or information of such denial of access nor any responsibility for any consequences resulting from lack of notification.

     For purposes of this Agreement a "Service Abuse" shall mean that Customer or any of its customers or authorized users or any other person: (i) abuses or fraudulently uses any Service in any way, or (ii) uses any Service in violation of the law or in aid of any unlawful act or uses any Service in any way that would constitute a criminal offense, give rise to civil liability, violate a copyright or other proprietary right or otherwise violate any local, state, national or international law or regulation. For purposes of this Agreement, a "Material Service Abuse" means a Service Abuse that (i) may have a material adverse effect on Golden Harbor or any of its customers, (ii) may give rise to a danger or harm to the public, or (iii) is related to an investigation, injunction or order of any court, agency or federal, state or local government.

     Upon the occurrence of any Service Abuse, Golden Harbor shall be completely released from any liability arising out of or relating to any Service Abuse and Customer shall be liable to Golden Harbor for all costs and damages incurred by Golden Harbor resulting therefrom.

     (D) Billing and User ID/Password Policy. Customer agrees to comply with, if applicable, Golden Harbor's Billing and User ID/Password Policy, a copy of which is attached hereto as Schedule 2 and is incorporated herein by reference. Customer agrees that Golden Harbor may, at its sole discretion, modify such policy as necessary or desirable, with notice to Customer.

     (E) Minimum Requirement. Customer shall maintain and pay Golden Harbor the charges related to the Minimum Requirement through the Term from the date (the "Cutover Date") that is the later of (i) November 30, 1997 or (ii) the date that Golden Harbor has the facilities available to provide the Services to Customer's customers with an aggregate amount of at least 30,000 User/IDs. For purposes of this Agreement, the "Minimum Requirement" shall mean Customer's customers with an aggregate amount of at least 30,000 User IDs that obtain Internet access through at least 40 Golden Harbor Ascend Max 4004s that are dedicated for Customer's dial-up access Internet products. For purposes of this Agreement and the Service Orders, an "Ascend Max 4004" shall mean an Ascend Max 4004 or another communications access server.

     If Customer requests that Golden Harbor provide Services in excess of the Minimum Requirement, Golden Harbor will make available to Customer additional Ascend Max 4004s, as Golden Harbor acquires such equipment, provided that Golden Harbor is able to obtain the local exchange company facilities that are necessary to deliver the Services.





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     (F) Use of Golden Harbor's NXXs. For the use of the Services, Customer
shall use Golden Harbor's NXXs and the local telephone numbers that Golden Harbor assigns to Customer. Customer agrees to: (i) have Customer's customers dial any applicable local telephone number that Golden Harbor assigns to Customer for dial-up access and/or (ii) forward to Golden Harbor Customer's telephone numbers that are used for dial-up access to the Internet.

     (G) Transfer; Forecasts. Customer shall coordinate with Golden Harbor in the orderly transfer of Customer's customers to the Golden Harbor network. Customer will provide reasonable notice to Golden Harbor of anticipated peak demands for Golden Harbor's facilities from the orderly transfer of Customer's customers during the Transition Period and any anticipated peak demands after the Transition Period. Notwithstanding anything in this Agreement to the contrary, Golden Harbor will not be responsible for any blockage or busy signal that occurs due to Customer's underestimation of the facility requirements during the Term. If Golden Harbor has facilities available, Golden Harbor will allocate additional Ascend Max 4004s to minimize the impact of blockage or busy signal that results from Customer's underestimation of the number of Ascend Max 4004s that are required at any time during the Term, provided that Customer consents to such additional allocation. In such event, Customer will be liable for any applicable monthly charges for each Ascend Max 4004 added by Golden Harbor to minimize the impact of such blockage.

4.   CHARGES AND PAYMENT TERMS.

     (A) Invoices. Customer agrees to pay all charges incurred hereunder. All charges will be invoiced monthly and calculated according to the rates set forth in the applicable Service Order. Notwithstanding anything in this Section to the contrary, the charges for Services provided to Customer during the Transition Period will be accrued monthly and invoiced on or about December 5, 1997. All subsequent charges will be invoiced monthly. Customer acknowledges that the summary of the call detail on a Golden Harbor invoice may not be directly associated with calls completed in that month.

     During the Transition Period, Customer will incur accrued charges for each Ascend Max 4004 that is dedicated to Customer at any time during each month. For purposes of determining the number of Ascend Max 4004s dedicated to Customer during a given month, simultaneously dedicated Ascend Max 4004s will be counted. For example, if one Ascend Max 4004 is dedicated to Customer on September 1 and one Ascend Max 4004 is added on September 20, the accrued charges for September will be for two Ascend Max 4004s. After the Transition Period, the Minimum Requirement applies and Customer will be charged for at least a minimum of 40 Ascend Max 4004s per month. Charges for dedicated Ascend Max 4004s will be considered variable monthly recurring charges under the Billing and User ID/Password Policy.

     (B) Due Dates; Interest. All charges hereunder shall be due and payable by Customer to Golden Harbor by the date (the "Due Date") that is 30 days after the date of the invoice from Golden Harbor. Any amount due and payable to Golden Harbor by Customer hereunder, but not




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received in Golden Harbor's office or as otherwise directed by Golden Harbor, on the Due Date specified above, will be deemed past due. Any past due amount is subject to a late charge in the amount of one and one-half percent (1.5%) per month, or the maximum rate allowable by applicable law, whichever is less, from the Due Date until payment is received by Golden Harbor.

     (C) Taxes. Customer acknowledges and understands that Golden Harbor computes all charges herein exclusive of any applicable federal, state or local use, excise, gross receipts, sales and privilege taxes, duties, fees or similar liabilities (other than general income or property taxes), whether charged to or against Golden Harbor or Customer because of Services furnished to Customer ("Additional Fees"). Customer shall pay such Additional Fees in addition to all other charges provided for herein.

     (D) Price Changes; Modification of Services. Golden Harbor reserves the right to eliminate Service offerings and/or modify charges or rates for Service offerings and/or to increase the charges or rates for any usage of Services other than the Minimum Requirement upon not less than 90 days prior notice to Customer, which notice will state the effective date for the charge, rate or Service modifications. Golden Harbor reserves the right to eliminate service offerings and/or modify charges or rates for service offerings and/or to increase the charges or rates for the Minimum Requirement, upon not less than 90 days prior notice to Customer, to be effective during any renewal term, which notice will state the effective date for the charge, rate or service modifications. In the event Golden Harbor notifies Customer of the elimination of a Service offering or an increase in the charges or rates for Service offerings, Customer may terminate the affected Service, without incurring a cancellation charge or other charge by notifying Golden Harbor, in writing, at least 30 days prior to the effective date of the increase in charges, subject to Golden Harbor's option of cancellation or termination under Subsection 5(C).

     (E) Billing Disputes. Late fees shall apply (but shall not be due and payable for a period of 60 days following the Due Date therefor) for amounts reasonably and in good faith disputed by Customer, provided Customer: (i) pays all undisputed charges on or before the Due Date; (ii) presents a written statement of any billing discrepancies to Golden Harbor in reasonable detail within 20 days after the Due Date of the invoice in question; and (iii) negotiates in good faith with Golden Harbor for the purpose of resolving the dispute within such 60 day period. In the event such dispute is resolved in favor of Golden Harbor, Customer agrees to pay Golden Harbor the disputed amounts together with any applicable late fees within five days of the resolution. In the event such dispute is resolved in favor of Customer, Customer shall receive a credit for the disputed charges in question and late fees applicable to such disputed charges. Each party shall use reasonable, good faith efforts to resolve any billing dispute. In the event the dispute is not resolved within such 60 day period, Customer shall pay Golden Harbor all disputed amounts together with applicable late fees immediately and in no event later than five days after the expiration of such 60 day period. The preceding sentence shall not be construed to prevent Customer from pursuing any available legal remedies. Golden Harbor shall not be obligated to consider any Customer notice of billing discrepancies that are received by Golden



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Harbor more than 20 days after the Due Date of the invoice in question. Golden
Harbor has no obligation to investigate discrepancies between invoices and reporting data provided where the discrepancy is ten percent (10%) or less.

     (F) Suspension of Service. If (i) payment in full is not received from Customer on or before 30 days following the Due Date with respect to undisputed amounts or on or before 60 days following the Due Date with respect to amounts reasonably disputed in accordance with the requirements of Subsection 4(E),
(ii) Golden Harbor gives Customer six business days prior notice of suspension, and (iii) Customer fails to cure during the six business day period, then Golden Harbor shall have the right to suspend all or any portion of the Services until such time as Customer has paid in full all charges then due, including any late fees as specified herein. Following such payment, Golden Harbor shall be required to reinstitute Service to Customer only upon the provision by Customer of assurance satisfactory to Golden Harbor of Customer's ability to pay for Services (such as a deposit) and Customer's advance payment of the cost of reinstituting Services. If Customer fails to make such payment by a date determined by and acceptable to Golden Harbor, Customer will be deemed to have canceled the suspended Service effective the date of such suspension. Such cancellation shall not relieve Customer of its obligations to pay to Golden Harbor the applicable cancellation and additional charges described in Section 2.

     (G) In each month of the Term that Customer is in compliance with all of the terms and conditions of this Agreement, including without limitation the requirements set forth in Subsections 3(E) and 3(F), Golden Harbor shall waive the fees for that month for any Dedicated Local Service or Local Service Resale (as defined in Schedule 1) provided to Customer solely for administrative purposes at Customer's business offices located in Dallas, Texas.

5.   TERMINATION OF AGREEMENT.

     (A) By Golden Harbor For Cause. In addition to Golden Harbor's right to terminate for cause as provided in Subsection 3(C), upon the expiration of the six business day cure period from the date of written notice to Customer of the occurrence of an Event of Default (as defined herein), Golden Harbor may, if such Event is not cured during such cure period, at Golden Harbor's option and in addition to such other rights or remedies as Golden Harbor may have under this Agreement, at law, or in equity: (i) suspend the Services to Customer until such time as such circumstance is corrected, provided Golden Harbor shall not be precluded from terminating this Agreement at any time after suspending Services if the appropriate cure has not been made by the date of termination; or (ii) terminate this Agreement. For purposes of this Agreement, an "Event of Default" shall mean that:

         (1) Customer breaches or violates any provision of this Agreement, including but not limited to the provisions regarding payment, the Minimum Requirement set forth in Subsection 3(E), and the use of NXX and telephone number requirement set forth in Subsection 3(F); or



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          (2) Customer breaches or violates any provision of any agreement between Customer and any entity controlling, controlled by or under common control with Golden Harbor; or

          (3) Customer files or initiates proceedings or has proceedings filed or initiated against it, relating to its liquidation, insolvency, reorganization or other relief (such as the appointment of a trustee, receiver, liquidator, custodian or other official) under any bankruptcy, insolvency or other similar law which remains undismissed for more than 30 days, or makes an assignment for the benefit of its creditors or enters into an agreement for the composition, extension or adjustment of its obligations in connection with the foregoing.

With respect to an Event of Default described in the foregoing clause (1) or (2) and subject to the terms of Subsection 3(C), Golden Harbor shall not suspend Service and/or terminate the Agreement unless Customer fails to cure within the six business days after Customer's receipt of a notice of an Event of Default. With respect to an Event of Default described in the foregoing clause (3), Golden Harbor may terminate this Agreement or suspend Services without giving Customer any notice or any opportunity to cure.

     (B) By Golden Harbor Without Cause. Upon at least 90 days prior written notice to Customer, Golden Harbor may terminate this Agreement, in its sole discretion, for any reason or no reason. Such 90 days prior written notice shall not be required for termination under Subsection 5(A).

     (C) By Golden Harbor Upon Cancellation of Service by Customer. Notwithstanding anything in this Agreement to the contrary, if Customer cancels any Service hereunder for any reason other than for cause under Subsection 5(D) such that the Minimum Requirement is not maintained by Customer after such cancellation, Golden Harbor, in its sole discretion, may cancel any or all of the remaining Services or terminate this Agreement in its entirety immediately upon delivery of written notice of such cancellation to Customer. In the event of any such termination, Customer shall not be relieved of its obligations to pay the applicable cancellation charges under Section 2.

     (D) By Customer for Unsatisfactory Service. Network availability shall be maintained to published standards for telecommunications services, currently the
P.01 standard average busy-hour grade of service as provided by the incumbent local exchange company. (Inbound grade of service is the responsibility of the incumbent local exchange company; Golden Harbor will coordinate with the incumbent local exchange company.) Quality of connection shall be maintained based on empirical comparisons to be performed jointly by Customer and Golden Harbor. Connection problems reported to Golden Harbor will be investigated expeditiously. Service affecting problems associated with the malfunction of Golden Harbor equipment will be resolved expeditiously. In the event that Golden Harbor fails to provide a P.01 level of service on Golden Harbor's circuits for local access arrangements under Golden Harbor's control or




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otherwise fails to provide a competitive level of service as compared to data transmission rates (as of the date of this Agreement) of providers of services that are substantially similar to the Services, for any reason other than due to a Force Majeure Event (as defined in Section 10), for more than 30 days after Customer delivers written notice to Golden Harbor of the failure to provide such level of service, then Customer may terminate this Agreement upon delivery of written notice of termination to Golden Harbor, and in the event of such a termination, Customer shall have no obligation to pay any cancellation charge or other charge under Subsection 2(A) or 2(C). Customer's termination rights under this Subsection 5(D) shall not apply, however, in the event any failure to maintain the P.01 level or such other competitive level of service is caused or contributed to, directly or indirectly, by any act or omission of Customer or any of its customers, affiliates, agents, representatives, invitees or licensees.

     (E) By Successor or Assign Upon Change in Ownership and Control. Subject to the consent requirements set forth in Section 17 hereof, in the event of a transfer of substantially all of the assets of Customer (including without limitation this Agreement), Customer's permitted successor or assign shall have the right to provide Golden Harbor at least 180 days prior written notice of intent to terminate the Agreement. In the event of such termination, Customer's permitted successor or assign shall have no obligation to pay any cancellation charge or other charge under Subsection 2(A) or 2(C). Subject to the consent requirements set forth in Section 17 hereof, in the event of a transfer in ownership of 75% or more of the outstanding stock of Customer, Customer shall have the right to provide Golden Harbor at least 180 days prior written notice of intent to terminate the Agreement. In the event of such termination due to a transfer of at least 75% of the outstanding stock of Customer to a third party who is an affiliate, employee, shareholder, director, lender or lessor of Customer, Customer shall pay the applicable cancellation charges and other charges under Subsection 2(A) and 2(C). In the event of such termination due to a transfer of at least 75% of the outstanding stock of Customer to a third party who is not an affiliate, employee, shareholder, director, lender or lessor of Customer, Customer shall have no obligation to pay any cancellation charge or other charge under Subsection 2(A) or 2(C).

     (F) By Customer without Cause during Term. During a renewal term, Customer may terminate this Agreement, in its sole discretion, for any reason or no reason, provided that Customer delivers at least 90 days prior written notice of termination to Golden Harbor.

6.   NETWORK TROUBLE RESOLUTION

     Golden Harbor will provide telephone numbers or pager numbers for Customer to reach a network technician for the purpose of reporting network trouble 24 hours per day, seven days per week. Network technicians are available for regular network trouble resolution status updates. Upon resolution of network trouble, a network technician will notify a Customer representative responsible for accepting such information. Customer realizes that one or more underlying networks may impair Golden Harbor's capability to synchronize its equipment with that of Customer.



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7.   CREDITWORTHINESS.

     If at any time there is a material adverse change in Customer's creditworthiness, then in addition to any other remedies available to Golden Harbor, Golden Harbor may elect, in its sole discretion, to exercise one or more of the following remedies: (i) cause Start of Service for Services described in a previously executed Service Order to be withheld; (ii) cease providing Services upon written notice of suspension with a six business day opportunity to cure; or (iii) decline to accept a Service Order or other requests from Customer to provide Services unless Customer gives an assurance of payment which shall be a deposit or such other means satisfactory to Golden Harbor to establish reasonable assurance of payment. A "material adverse change" in Customer's creditworthiness shall mean: (i) Customer's breach or default of its obligations to Golden Harbor or any of its affiliates under this or any other agreement with Golden Harbor; (ii) failure of Customer to make full payment of charges due hereunder or thereunder or before the Due Date on three or more occasions during any period of 12 or fewer months or Customer's failure to make such payment on or before the Due Date in any two consecutive months; (iii) acquisition of Customer (whether in whole or by majority or controlling interest) by an entity which is insolvent, which is subject to bankruptcy or insolvency proceedings, which owes past due amounts to Golden Harbor or any Golden Harbor affiliate or which is a greater credit risk than Customer; or (iv) Customer is subject to or has filed for bankruptcy or insolvency proceedings, and such proceedings continue undismissed or unstayed and in effect for a period of 60 days or Customer is insolvent.

8.   DISCLAIMER OF WARRANTIES.

     (A) Customer understands that Customer and its customers or authorized users may access the Internet through the Services, if the attached Service Orders include Services that permit Internet access. Customer understands further that neither Golden Harbor nor any of its affiliates operates or controls the Internet in any way, and that all merchandise, information and services offered or made available or accessible on the Internet are offered or made available or accessible by third parties who are not affiliated with Golden Harbor or its affiliates. CUSTOMER ASSUMES TOTAL RESPONSIBILITY AND RISK FOR CUSTOMER'S USE AND FOR CUSTOMER'S CUSTOMERS' AND AUTHORIZED USERS' USE OF THE SERVICES AND THE INTERNET. NEITHER GOLDEN HARBOR NOR ITS AFFILIATES MAKE ANY EXPRESS OR IMPLIED WARRANTIES, REPRESENTATIONS OR ENDORSEMENTS WHATSOEVER (INCLUDING WITHOUT LIMITATION WARRANTIES OF TITLE OR NONINFRINGEMENT OR THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE) WITH REGARD TO ANY MERCHANDISE, INFORMATION OR SERVICE PROVIDED THROUGH THE SERVICES OR THE INTERNET, AND THEY SHALL NOT BE LIABLE FOR ANY COST OR DAMAGE ARISING EITHER DIRECTLY OR INDIRECTLY FROM ANY SUCH TRANSACTION. IT IS SOLELY CUSTOMER'S RESPONSIBILITY AND CUSTOMER'S CUSTOMERS' AND AUTHORIZED USERS' RESPONSIBILITY TO



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



EVALUATE THE ACCURACY, COMPLETENESS AND USEFULNESS OF ALL OPINIONS, ADVICE, SERVICES AND OTHER INFORMATION, AND THE QUALITY AND MERCHANTABILITY OF ALL MERCHANDISE, PROVIDED THROUGH THE SERVICES OR ON THE INTERNET GENERALLY.

     (B) CUSTOMER UNDERSTANDS FURTHER THAT THE INTERNET CONTAINS UNEDITED MATERIALS SOME OF WHICH ARE SEXUALLY EXPLICIT OR MAY BE OFFENSIVE TO SOME PEOPLE. CUSTOMER, CUSTOMER'S CUSTOMERS AND CUSTOMER'S AUTHORIZED USERS ACCESS SUCH MATERIALS AT CUSTOMER'S OWN RISK. GOLDEN HARBOR HAS NO CONTROL OVER AND ACCEPTS NO RESPONSIBILITY WHATSOEVER FOR SUCH MATERIALS.

     (C) ALL OF GOLDEN HARBOR'S SERVICES ARE PROVIDED ON AN "AS IS" AND "AS AVAILABLE" BASIS WITHOUT WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF TITLE, NONINFRINGEMENT OR QUALITY OF SERVICE OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NO ADVICE OR INFORMATION GIVEN BY GOLDEN HARBOR, ITS AFFILIATES OR ITS CONTRACTORS OR AGENTS OR ANY OF THEIR RESPECTIVE EMPLOYEES SHALL CREATE A WARRANTY. NEITHER GOLDEN HARBOR NOR ITS AFFILIATES WARRANTS THAT ANY OF THE SERVICES WILL BE UNINTERRUPTED OR ERROR FREE OR THAT ANY INFORMATION, SOFTWARE OR OTHER MATERIAL ACCESSIBLE ON THE SERVICES IS FREE OF VIRUSES, WORMS, TROJAN HORSES OR OTHER HARMFUL COMPONENTS.

     (D) UNDER NO CIRCUMSTANCES SHALL GOLDEN HARBOR, ITS AFFILIATES OR ITS CONTRACTORS, AGENTS OR EMPLOYEES BE LIABLE FOR ANY DIRECT, INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES THAT RESULT IN ANY WAY FROM CUSTOMER'S (OR CUSTOMER'S CUSTOMERS' OR AUTHORIZED USERS') USE OF OR INABILITY TO USE ANY OF THE SERVICES OR TO ACCESS THE INTERNET OR ANY PART THEREOF, OR CUSTOMER'S (OR CUSTOMER'S CUSTOMERS' OR AUTHORIZED USERS') RELIANCE ON OR USE OF INFORMATION, SERVICES OR MERCHANDISE PROVIDED ON OR THROUGH THE SERVICES, OR THAT RESULT FROM MISTAKES, OMISSIONS, INTERRUPTIONS, DELETION OF FILES, ERRORS, DEFECTS, DELAYS IN OPERATION, OR TRANSMISSION, OR ANY FAILURE OF PERFORMANCE.

     (E) If Customer is dissatisfied with any of the Services or with any terms, conditions, rules, policies, guidelines, or practices of Golden Harbor in operating such Services, Customer's sole and exclusive remedy is to terminate this Agreement in accordance with Section 2 above and discontinue using such Services, except as otherwise provided in Subsection 5(D).




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
     (F) Golden Harbor has no obligation to monitor any of the Services. However, Customer agrees that Golden Harbor has the right to monitor the Services electronically from time to time and to disclose any information as necessary to satisfy any law, regulation or other governmental request, to operate the Services properly, or to protect itself or its customers or their respective authorized users. Golden Harbor will not intentionally monitor or disclose any private electronic-mail message unless required by law, regulation or governmental request. Golden Harbor reserves the right to refuse to post or to remove any information or materials, in whole or in part, that, in its sole discretion, are unacceptable, undesirable or in violation of this Agreement.

9.   LIMITATION OF LIABILITY AND INDEMNIFICATION

     (A) Limited Liability. In no event shall Golden Harbor be liable, either in contract or in tort, for protection from unauthorized access of Customer's Facilities, including without limitation, Customer's transmission facilities and Customer premises equipment, or from unauthorized access to or alteration, theft or destruction of Customer's data files, programs, procedures or information through accident, fraudulent means or devices, or any other method. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, GOLDEN HARBOR SHALL NOT BE LIABLE FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES, OR FOR ANY LOST PROFITS OF ANY KIND OR NATURE WHATSOEVER, WHETHER IN CONTRACT OR IN TORT, AND CUSTOMER'S SOLE AND EXCLUSIVE REMEDY IS SET FORTH IN SUBSECTION 8(E). Notwithstanding anything in this Agreement to the contrary, in no event shall Golden Harbor be liable to Customer for more than an amount equal to more than the total amount received by Golden Harbor for monthly charges hereunder. Notwithstanding anything in this Agreement to the contrary, Golden Harbor shall not be liable for claims or damages resulting from or caused by: (i) Customer's fault, negligence or failure to perform Customer's responsibility; (ii) claims against Customer by any other party; (iii) any act or omission of any other party; (iv) equipment or services furnished by any other party; or (v) any "Service Abuse" (as defined in Subsection 3(C).

     (B) Indemnity by Customer. CUSTOMER SHALL INDEMNIFY, DEFEND AND HOLD GOLDEN HARBOR AND ITS AFFILIATES AND THEIR RESPECTIVE EMPLOYEES AND ITS AGENTS, UNDERLYING PROVIDERS, SUPPLIERS AND CONTRACTORS (COLLECTIVELY, THE "INDEMNITEES") HARMLESS FROM ANY AND ALL LIABILITIES, CAUSES OF ACTION, CLAIMS, LOSSES, SUITS FOR INJURY TO OR DEATH OF ANY PERSONS OR DAMAGE TO ANY PROPERTY, COSTS AND EXPENSES, INCLUDING REASONABLE ATTORNEYS' FEES INCURRED IN SEEKING TO PROVE THE INDEMNITEES' RIGHT TO INDEMNIFICATION AS WELL AS TO DEFEND THE INDEMNITEES, RELATED TO OR ARISING FROM: (i) ANY VIOLATION OF THIS AGREEMENT BY CUSTOMER, CUSTOMER'S CUSTOMERS OR AUTHORIZED USERS; (ii) THE USE OF THE SERVICES OR THE INTERNET OR THE PLACEMENT OR TRANSMISSION OF ANY MESSAGE, INFORMATION, SOFTWARE OR OTHER MATERIALS ON THE INTERNET BY CUSTOMER, CUSTOMER'S

CUSTOMERS OR AUTHORIZED USERS; (iii) ANY AND ALL ACTS OR OMISSIONS OF CUSTOMER'S OFFICERS, EMPLOYEES, AGENTS OR CONTRACTORS IN CONNECTION WITH THE CONSTRUCTION, INSTALLATION, MAINTENANCE, PRESENCE, USE OR REMOVAL OF SYSTEMS, CHANNELS OR TERMINAL EQUIPMENT OR SOFTWARE NOT PROVIDED BY GOLDEN HARBOR WHICH ARE CONNECTED OR ARE TO BE CONNECTED TO THE SERVICES; (iv) ANY AND ALL CLAIMS FOR INFRINGEMENT OF PATENTS ARISING FROM THE USE OF EQUIPMENT AND SOFTWARE APPARATUS AND SYSTEMS NOT PROVIDED BY GOLDEN HARBOR IN CONNECTION WITH THE SERVICES; (v) FRAUDULENT USE OF OR FRAUDULENT TRANSACTIONS ARISING OUT OF THE USE OF THE SERVICES; (vi) ANY AND ALL CLAIMS FOR LIBEL, SLANDER OR THE INFRINGEMENT OF COPYRIGHT ARISING FROM THE MATERIAL TRANSMITTED USING THE SERVICES OR THE USE THEREOF BY THE CUSTOMER; OR (vi) ANY "SERVICE ABUSE" (AS DEFINED IN SUBSECTION 3(C) HEREOF).

10.  FORCE MAJEURE.

     If Golden Harbor's performance of this Agreement or any obligation hereunder is prevented, restricted or interfered with by any events or causes beyond its reasonable control (each such event or cause shall be a "Force Majeure Event") including, but not limited to, acts of God, fire, explosion, vandalism, cable or power outage, terrorism, storm or other similar occurrence, any law, order, regulation, direction, action or request of the United States government, or state or local governments, or of any agency, commission, court, bureau, corporation or other instrumentality of any one or more such governments, or of any civil or military authority, or national emergency, insurrection, riot, war, strike, lockout or work stoppage or other labor difficulties, or supplier or provider failure, shortage, breach or delay, or any event or condition whereby Golden Harbor is unable to acquire facilities at a commercially reasonable cost, then Golden Harbor shall be excused from such performance on a day-to-day basis to the extent of such restriction or interference. Golden Harbor shall use reasonable efforts under the circumstances to avoid or remove such causes of nonperformance and shall proceed to perform with reasonable dispatch whenever such events or causes are removed or cease.

11.  NOTICES.

     Notice required to be given under this Agreement shall be deemed given (1) three days after deposited in the U.S. Mail, postage paid, via certified mail, return receipt requested, (ii) upon transmission via facsimile, (iii) one day after sent by overnight service with a reputable overnight courier, or (iv) when delivered in person, to the attention of the person at the address or facsimile number set forth in this Agreement, or such other address or facsimile number as each of the parties may from time to time advise the other in accordance with this Section.

     If to Customer:        Internet America, Inc.
                            One Dallas Centre
                            350 N. St. Paul, Suite 200
                            Dallas, Texas 75201
                            Attention: Mike Maples, President and CEO
                            Telephone No.: (214) 861-2540
                            Facsimile No.: (214) 861-2663

     With a copy to:        Patrick V. Stark
                            Kane, Russell, Coleman & Logan
                            3700 Thanksgiving Tower
                            1601 Elm Street
                            Dallas, Texas 75201
                            Telephone No.: (214) 416-4260
                            Facsimile No.: (214) 416-4299

     If to Golden Harbor:   Golden Harbor of Texas, Inc.
                            401 Carlson Circle
                            San Marcos, Texas 78666
                            Attention: Jerry L. James, General Manager
                            Telephone No.: (512) 392-6284
                            Facsimile No.: (512) 392-6276

     With a copy to:        Golden Harbor of Texas, Inc.
                            401 Carlson Circle
                            San Marcos, Texas 78666
                            Attention: Harold E. Lovelady, President
                            Telephone No.: (512) 392-6284
                            Facsimile No.: (512) 392-6276

12.  NO WAIVER.

     No term or provision of this Agreement shall be deemed waived and no breach or default shall be deemed consented to unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. Such a waiver or consent by either party, whether express or implied, shall not constitute a waiver of any term or provision on any other occasion or consent to any different or subsequent breach or default.

13.  PARTIAL INVALIDITY; GOVERNMENT ACTION.

     (A) Partial Invalidity. If any part of any provision of this Agreement or any other agreement, document or writing given pursuant to or in connection with this Agreement shall be invalid or unenforceable under applicable law, rule or regulation, that part shall be ineffective to the extent of such invalidity only, without in any way affecting the remaining parts of that provision or the remaining provisions of this Agreement. In such event, Customer and Golden Harbor will negotiate in good faith with respect to any such invalid or unenforceable part to the extent necessary to render such part valid and enforceable.

          (B) Government Action. Upon 30 days prior notice, either party shall have the right, without liability to the other, to cancel an affected portion of the Services if any material rate or term contained herein and relevant to the affected Services is substantially changed (to the detriment of the terminating party) or found to be unlawful or the relationship between the parties hereunder is found to be unlawful by the highest court of competent jurisdiction to which the matter is appealed, the FCC (if it has jurisdiction), or other local, state or federal governmental authority of competent jurisdiction.

     14.  USE OF SERVICE; USE OF NAME.

          Upon Golden Harbor's acceptance of a Service Order hereunder, Golden Harbor will provide the Services specified therein to Customer upon the condition that the Services shall not be used for any unlawful purpose.
     The provision of Services will not create a partnership or joint venture between the parties or result in a joint communications service offering to any third parties. Only upon express prior written consent of Golden Harbor shall Customer be permitted to use Golden Harbor's name, trademarks, tradename, service marks or any other intangible property owned by Golden Harbor.

     15.  CHOICE OF LAW; LIMITATION.

          (A) Law. This Agreement shall be governed by and construed under the laws of the State of Texas without regard to that state's choice of law principles.

          (B) Limitation of Action. Subject to the limitations set forth herein, any legal action arising out of failure, malfunction or defect in the Services shall be brought within one year of the discovery of the occurrence.

     16. CONFIDENTIAL INFORMATION.

          (A) Limited Disclosure. Customer understands and agrees that the terms and conditions of this Agreement and all documents referenced herein are confidential and shall not be disclosed by Customer to any person or entity other than Customer's directors, lenders, officers, agents, and employees who have a need to know the same and have specifically agreed to nondisclosure of the terms and conditions hereof, except if the information
     (i) is or becomes publicly known through no wrongful act of Customer; or
     (ii) is required to be disclosed by Customer to any governmental agency or is otherwise required to be disclosed by applicable law, provided that before making such disclosure, Customer shall give Golden Harbor prior written notice of such required disclosure in order that Golden Harbor may interpose an objection thereto or otherwise take action to protect the confidentiality of such information. Any violation by Customer or any of its directors, officers, employees, or agents of the foregoing sentence shall entitle Golden Harbor to an injunction or restraining order. Remedies stated in this paragraph are in addition to, and not exclusive of, other remedies available at law or in equity.

          (B) Survival of Confidentiality. The provisions of this Section 16 will be effective as of the date first above written and remain in full force and effect for a period which will be the longer of (i) two years following the date of Agreement or (ii) one year from the termination of all Services hereunder.

     17.  SUCCESSORS AND ASSIGNMENT.

          This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors or assigns, provided, however, that Customer shall not assign or transfer its rights or obligations under this Agreement without the prior written consent of Golden Harbor, which consent shall not be unreasonably withheld or delayed.

     18.  GENERAL.

          (A) Survival of Terms. The terms and provisions contained in this Agreement that by their sense and context are intended to survive the performance thereof by the parties hereto shall so survive the completion of performance and termination of this Agreement, including, without limitation, the provisions of Sections 8 and 9 and the provisions regarding the making of any and all payments due hereunder.

          (B) Headings. Descriptive headings in this Agreement are for convenience only and shall not affect the construction of this Agreement.

          (C) Industry Terms. Words having well-known technical or trade meanings shall be so construed, and all listings of items shall not be taken to be exclusive, but shall include other items, whether similar or dissimilar to those listed, as the context reasonably requires.

          (D) Rules of Construction. No rule of construction requiring interpretation against the drafting party hereof shall apply in the interpretation of this Agreement.

     19.   ENTIRE AGREEMENT.

          This Agreement consists of (i) all the terms and conditions contained herein, and, (ii) all documents incorporated herein specifically by reference. This Agreement constitutes the complete and exclusive statement of the understandings between the parties and supersedes all proposals and prior agreements (oral or written) between the parties relating to the Services provided hereunder. No subsequent agreement between the parties concerning the Services shall be effective or binding unless it is made in writing and executed by Customer and Golden Harbor.

     Golden Harbor:                         Customer:

     Golden Harbor of Texas, Inc.           Internet America, Inc.

     By: /s/ ILLEGIBLE                      By: /s/ MIKE MAPLES
        -------------------------------       --------------------------------
        Printed Name: ILLEGIBLE                Printed Name: Mike Maples
                    -------------------                     ------------------
        Title: Vice President                  Title: CEO
             --------------------------             --------------------------






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